Exhibit 4.26

Dated: April 3, 2013

POWER OF ATTORNEY

I, Fan Zheng, a citizen of the People’s Republic of China (PRC) with PRC ID number 130104197902251514, hereby irrevocably authorize any individual appointed in writing by Beijing Cheerbright Technologies Co., Ltd. ( ), its successors or any of its designated entities (Authorizee) to singly exercise the following powers and rights during the term of this restated Power of Attorney (POA):

I hereby assign the Authorizee the right to vote on my behalf at the shareholders’ meetings of Beijing Autohome Information Technology Co., Ltd. ( , Company) and to exercise full voting rights as the shareholder of the Company as granted to me by law and under the Articles of Association of the Company, such voting rights including but not limited to the right to sell or transfer any or all of my equity of interest of the Company. Further, as my authorized representative at the shareholders’ meeting of the Company, I hereby assign the Authorizee the right to designate and appoint the directors and management personnel of the Company.

In exercising the rights and powers provided hereunder, the Authorizee shall act with due care and diligence and pursuant to this POA and applicable laws.

This POA shall become valid, binding and enforceable upon the execution hereof, will remain effective as long as the Company exists. The POA replaces any power of attorney entered into by me before the date hereof with respect to my equity interest in the Company.

/s/ Fan Zheng
(Signature)
Fan Zheng

POWER OF ATTORNEY – FAN ZHENG